EXHIBIT 10.2

AMENDMENT TO PURCHASE AND SALE AGREEMENT

AMENDMENT TO PURCHASE AND SALE AGREEMENT
    This Amendment to Purchase and Sale Agreement (the “Amendment”) dated May 23, 2008, is by and between PetroHunter Energy Corporation, a Maryland corporation, and PetroHunter Operating Company, a Maryland corporation, (together, “Seller”), with an address of 1600 Stout Street, Suite 2000, Denver, Colorado and Laramie Energy II, LLC, a Delaware limited liability company (“Buyer”), with an address of 1512 Larimer Street, Suite 1000, Denver, Colorado 80202.  Seller and Buyer are sometimes referred to as a “Party” or, collectively, as the “Parties.”

RECITALS
        A. Seller and Buyer entered into a Purchase and Sale Agreement dated April 25, 2008 (the “Purchase Agreement”) pursuant to which Seller agreed to sell, and Buyer agreed to buy certain interests owned by Seller in certain oil and gas leases and related property in Mesa and Garfield Counties, Colorado.

        B. All capitalized terms used but not defined herein shall have the meanings given to them in the Purchase Agreement.

        C. Seller and Buyer wish to amend the terms of the Purchase Agreement as set forth below.

AGREEMENT

    In consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree to amend the Purchase Agreement as follows:

1.           The Effective Time of the purchase and sale, set forth in Section 1.3 of the Purchase Agreement as April 1, 2008 at 7:00 a.m., Mountain Time, is changed to the Closing Date, as defined in Section 11.1 of the Purchase Agreement.

2.           Section 11.1, Date of Closing, is revised to state that, subject to the conditions stated in the Agreement, consummation of the Transaction (the “Closing”) shall be held on or before May 30, 2008.  If any condition of closing under the Purchase Agreement has not been satisfied by May 30, 2008, or if the Closing cannot occur by May 30, 2008 for any reason other than a material breach by either Party, then either Seller or Buyer may elect to extend the date on or before which Closing shall occur to a mutually agreeable date on or before June 16, 2008 by written notice to the other Party.

3.           Subsection 11.4.h.ii. shall be replaced in its entirety with the following provision:

ii.           Upon Buyer’s confirmation that all Scheduled Creditors (as defined in Section 6.18) have been paid their respective Creditor Settlement Amounts in full and that releases of all liens and claims, in forms acceptable to Buyer, have been executed and delivered to the Title Escrow Agent by such parties, Seller and Buyer shall execute and deliver written instructions to the Escrow Agent instructing the Escrow Agent to (i) transfer the Creditor Settlement Amounts to the Scheduled Creditors by wire transfer of immediately available funds or by check; (ii) retain in the Escrow Account an amount equal to the sum of Seven Hundred Twenty-Five Thousand Dollars ($725,000) as the Seller’s Performance Deposit, as defined in Section 12.1 and the Title Escrow Amount, as defined in Section 4.4.b.iv., and (iii) transfer to Seller an amount equal to the Closing Amount less Creditor

Settlement Amounts, Seller’s Performance Deposit and the Title Escrow Amount by wire transfer of immediately available funds;

4.           Section 12.1 shall be replaced in its entirety with the following provision:

Seller’s Performance Deposit.  Seven Hundred Twenty-Five Thousand Dollars ($725,000) shall be retained in the Escrow Account following Closing for the purposes and time periods stated in this section.  Five Hundred Thousand Dollars ($500,000) shall be retained in the Escrow Account for 91 days following Closing to cover Defect Values related to Title Defects which have not been cured by Seller on or before the Closing Date and Losses, as defined in Section 14.3, incurred by Buyer as a result of breach of Seller’s representations and warranties in Article 6 of this Agreement or Seller’s failure to perform all covenants and agreements required to be performed and satisfied by Seller under this Agreement.  Two Hundred Twenty-Five Thousand Dollars ($225,000) shall be retained in the Escrow Account until the earlier of the date it is determined that a lease extension payment (“Weller Extension Payment”) will not be required to extend the term of Oil and Gas Lease from Steven W. Weller, et al (“Lessors”) to MAB Resources, LLC dated February 15, 2006, recorded in Book 1802, Page 933, Garfield County, (“Weller Lease”) or February 16, 2009, to be paid (i) to the Lessors, their successors and assigns, if the Weller Extension Payment is due or (ii) to Seller if the Weller Extension Payment does not become due and Buyer has received a fully executed extension of the Weller Lease satisfactory to Buyer.  Buyer shall use reasonable efforts to perform the completion and drilling operations that would replace the obligation to make the Weller Extension Payment, pursuant to that certain Amendment and Ratification of Oil and Gas Lease, dated May 26, 2008, by and between Steven W. Weller , et al. and Laramie Energy II, LLC.

5.           The following Subsection 2.3.b.v. is added to the Purchase Agreement as a downward adjustment to the Purchase Price:

v.           An amount equal to Sixty Thousand Dollars ($60,000), which amount is twenty percent (20%) of the settlement amount for pre-Effective Time Property Expenses under the Settlement Agreement and Release dated May 22, 2008, between Seller and Baker Hughes Oil Field Operations, Inc. (the “Baker Hughes Payment”).  The Baker Hughes Payment shall be made by Buyer directly to Baker Hughes Oil Field Operations, Inc. at Closing.

6.           The following telephone and facsimile numbers are added to Section 15.3, Notices, for notices to Seller:

Telephone:  303-572-8900
Facsimile:   720-889-8371

7.           This Amendment may be executed by Buyer and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument.  Execution can be evidenced by fax or electronic signatures with original signature pages to follow in due course.

The terms and conditions of the Purchase Agreement, as modified by the terms of this Amendment, are ratified and confirmed in their entirety.

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    The Parties have executed this Amendment on May 23, 2008, to be effective April 25, 2008, the date of the Purchase Agreement.

SELLER:

PETROHUNTER ENERGY CORPORATION

By:   /s/ David E. Brody
David E. Brody
Vice President and General Counsel

PETROHUNTER OPERATING COMPANY

By:  /s/ David E. Brody
David E. Brody
Vice President and General Counsel

BUYER:

LARAMIE ENERGY II, LLC

By:  /s/ Robert S. Boswell
Robert S. Boswell
Chairman and Chief Executive Officer

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